Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
August 10, 2004	Las Vegas Sands, Inc.
(702) 733-5736

Las Vegas Sands, Inc. Reports Record Second Quarter Results

(Las Vegas, NV — August 10, 2004) Las Vegas Sands, Inc., owner and operator of the Venetian Casino Resort in Las Vegas (the “Venetian”), and the Sands Macao Casino, in Macao (the “Sands Macao”), a Special Administrative Region of the People’s Republic of China, today reported its second quarter financial results.

A conference call with management is scheduled today at 1:00 p.m. EST and can be accessed by calling (800) 510-0219 and using the access code 97786250. The conference call will also be simultaneously webcast over the internet; visit the Investor Relations section of The Venetian website at www.venetian.com.

Consolidated Second Quarter 2004 Results

In the second quarter of 2004, Las Vegas Sands, Inc. reported consolidated adjusted property EBITDAR of $105.9 million, compared to $61.5 million in the year-ago quarter, an increase of 72% for the quarter. Income from operations during the second quarter of 2004 was $493.2 million as compared to $42.5 million reported in the second quarter of 2003 (See the accompanying tables and footnotes, which reconcile net income and income from operations to adjusted property EBITDAR). Current quarter results benefited from the Company’s $419.9 million gain on the sale of the Grand Canal Shops on May 17, 2004, the opening of a new 1,013-room hotel tower at the Venetian at the end of the second quarter of 2003 and the opening of the Sands Macao on May 18, 2004.

Las Vegas Sands Inc. reported net income in the second quarter of 2004 of $454.6 million (including the gain on sale of the Grand Canal Shops of $419.9 million) as compared to $9.6 million for the second quarter of 2003.

Las Vegas Sands, Inc. reported net revenue in the second quarter of 2004 of $251.1 million as compared to $150.4 million for the second quarter of 2003.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc., stated, “During the second quarter of 2004 we sold the Grand Canal Shops mall and leased certain other retail and restaurant venues in the Venetian to General Growth Properties Inc. for an aggregate of $766.0 million in cash. After re-payment of the $120.0 million mall debt and taxes associated with the sale, we plan to use the remaining funds for our Phase II Resort. In addition, the Company reached an agreement to sell the multi-level retail space in its proposed Phase II Resort, which will sit adjacent to the Venetian (“the Phase II Mall”) upon its completion for a minimum sales price of $250.0 million with an additional amount based upon net operating income of the Phase II Mall. We plan to use these funds to re-pay a $250.0 million Phase II Mall construction loan, as well as for our additional development activities in Macao and in the United Kingdom. We opened our first Macao casino, the Sands Macao, a one million square foot resort with 277 table games and 460 slots, and in late August 2004, we expect to open 42 additional table games, 8 restaurant/bars and entertainment facilities, 49 of 52 high-end luxury suites, 2 spas and the new Paiza Club in the Sands Macao. Macao is one of the world’s largest and fastest growing gaming markets and we are progressing with the design and commenced site work on a new 3,000-room destination resort in Macao (“The Venetian Macao”) to further serve this market.” The Venetian Macao is part of a master plan of resort casinos on the “Cotai Strip” in Macao.

Venetian Casino Resort Second Quarter Operating Results

The Venetian’s adjusted property EBITDAR for the second quarter of 2004 was $83.5 million as compared to $61.5 million during the second quarter of 2003. The Venetian’s operating income for the second quarter of 2004 was $484.3 million (including the gain on sale of the Grand Canal Shops of $419.9 million), as compared to $44.4 million during the second quarter of 2003. Hotel revenues at the Venetian were $79.2 million during the second quarter of 2004; an increase of 40 percent when compared to $56.4 million in the second quarter of 2003. The increase was primarily related to the 1,013 hotel rooms added at the end of the second quarter of 2003 in the Venezia Tower at the Venetian. The Venetian’s occupancy of available guestrooms was 98.8 percent during the second quarter of 2004, compared with 97.9 percent during the prior year’s second quarter, generating revenue per available room (REVPAR) of $218 during the second quarter of 2004, as compared to $202 in the second quarter of 2003. The Venetian’s average daily room rate (ADR) was $221 during the second quarter of 2004, as compared to $206 during the prior year’s second quarter. Weidner remarked, “In the second quarter, we continued to improve hotel occupancy along with higher average daily room rates, and continued to generate strong room demand for the Venezia Tower and its club level suites, without affecting occupancy and room rates of the original Venetian Hotel Tower.”

Casino revenues at the Venetian were $76.2 million in the second quarter of 2004, an increase of 20 percent when compared to $63.4 million in second quarter of 2003. Table games win percentage was within normal ranges in both quarters. Casino win percentage is reasonably predictable over time, but can fluctuate significantly over shorter periods, such as between fiscal quarters. Table games drop (volume) was $222.6 million in the second quarter of 2004 as compared to $198.5 million in the prior year’s second quarter, or an increase of 12 percent. Slot machine handle (volume) was $521.4 million in the second quarter of 2004, as compared to $452.6 million during the second quarter of 2003, an increase of 15 percent.

Food and beverage revenues at the Venetian were $31.8 million in the second quarter of 2004, an increase of 53 percent, when compared to $20.8 million in the second quarter of 2003. The increase in food and beverage revenue was a continuing indicator of the Venetian’s strong group banquet business and the addition of 150,000 square feet of new state-of-the-art meeting rooms and the new Venezia Tower hotel rooms.

Sands Macao Second Quarter Operating Results

On May 18, 2004, the Company opened its first casino in Macao, the Sands Macao, at a total development cost of approximately $265.0 million. The Sands Macao adjusted property EBITDAR for the partial period of May 18, 2004 to June 30, 2004 was $22.4 million. The Sands Macao operating income was $11.3 million during this period. Casino revenues were $57.6 million in this period. Table Games drop (volume) was $392.2 million during this period and slot handle (volume) was $36.2 million. Weidner stated, “In addition to the Casino, the Sands Macao will open its high end gaming rooms including 42 additional table games and, the Paiza Club, several restaurants and 49 of 52 high end suites during late August.” Weidner also stated, “Our ongoing market research and feedback from several focus groups indicates continuing acceptance of Las Vegas style resorts in Macao.”

Consistent with the Company’s policy of sharing preliminary information on newly opened facilities in past earnings releases, preliminary Sands Macao operating metrics for July are as follows: adjusted property EBITDAR of $23.6 million, operating income of $20.8 million, table games drop of $326.6 million, table game win of $50.2 million and slot win of $3.2 million.

Other Factors Affecting Earnings

Consolidated net interest expense was $30.7 million for the second quarter of 2004, of which $1.5 million was related to the Sands Macao, as compared to net interest expense of $27.2 million during the second quarter of 2003. The increase was a result of additional indebtedness of the Venetian and the Sands Macao and capitalized interest of $1.2 million during the second quarter of 2004 as compared to $2.7 million of capitalized interest during the second quarter of 2003.

Depreciation expense was $16.1 million for the second quarter of 2004, as compared to $11.3 million for the second quarter of 2003. The increase was the result of placing into service the Sands Macao during the second quarter of 2004, and the Venezia Tower and meeting room expansion at the end of the second quarter of 2003.

Pre-opening and developmental expenses in the second quarter were $10.7 million, of which, $8.4 million were related to the Sands Macao, and $2.3 million were related to United Kingdom projects.

Balance Sheet Items

Cash and cash equivalents at June 30, 2004 were $683.7 million, including restricted cash balances of $12.5 million.

Total debt outstanding including the current portion at June 30 2004 was $1.327 billion, of which $14.9 million is due within the next twelve months. Of the total debt outstanding, $180.0 million is associated with the Company’s Macao subsidiaries. During the second quarter, the Company retired $120.0 million of debt associated with the Grand Canal Shops Mall.

Capital Expenditures

Capital expenditures during the six months ending 2004 totaled $235.8 million. Of this total, $68.5 million was utilized for improvements and maintenance capital expenditures at the Venetian in Las Vegas; $129.9 million was utilized for the Sands Macao construction and development activities in Macao, and $37.4 million for design and site work costs of the Phase II Resort in Las Vegas.

Other Events

On July 29, 2004, the Company acquired all of the capital stock of Interface Group Holding Company, Inc. (“Interface Holding”) from Mr. Sheldon Adelson in exchange for the issuance to Mr. Adelson of 220,370 additional shares of the Company’s common stock. Interface Holding indirectly owns the Sands Expo and Convention Center and holds a $252.6 million preferred interest in Venetian Casino Resort, LLC. Following this acquisition, the Company made a contribution of $27 million to Interface Group-Nevada, Inc., the direct owner of the Sands Expo and Convention Center. On July 29, 2004, Interface Group-Nevada refinanced the outstanding indebtedness under its prior mortgage loan with these proceeds and the proceeds of a new $100.0 million mortgage loan.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance, or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, and legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands, Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Revenues:
Casino	$133,889	$63,378	$228,597	$136,691
Rooms	79,230	56,439	164,597	113,930
Food and Beverage	34,073	20,817	67,528	40,885
Grand Canal Shops	5,356	9,265	15,977	18,793
Retail	2,427	2,082	4,635	3,969
Other	8,889	7,874	17,091	14,256

	263,864	159,855	498,425	328,524
Less - Promotional Allowances	(12,761)	(9,433)	(26,521)	(19,437)

	251,103	150,422	471,904	309,087

Operating Costs and Expenses:
Casino-Hotel Operations	143,624	84,817	255,625	175,703
Grand Canal Shops Operations	1,612	4,124	6,490	8,282
Rental Expense	2,238	2,524	4,689	5,067
Corporate Expense	3,445	2,188	6,105	4,789
Pre-opening and Developmental Expense	10,728	3,018	19,107	4,845
Depreciation and Amortization	16,081	11,251	30,862	21,988

	177,728	107,922	322,878	220,674

Gain on disposition of assets	419,874	–	419,874	–

Operating income	493,249	42,500	568,900	88,413

Interest Cost, net of amounts capitalized	(30,704)	(27,196)	(61,750)	(54,732)
Interest Expense on Redeemable Preferred
Interest in Venetian Casino Resort, LLC (1)	(7,150)	–	(14,300)	–
Interest Income	539	378	897	824
Other income (expense)	–	259	(9)	819
Loss on early retirement of debt	(1,371)	–	(1,371)	–

Income before preferred return	454,563	15,941	492,367	35,324

Preferred Return on Redeemable Preferred
Interest in Venetian Casino Resort, LLC(1)	–	(6,364)	–	(12,727)

Net Income	$454,563	$9,577	$492,367	$22,597

(1)	The Company has adopted SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which requires that the Preferred Interest in Venetian Casino Resort, LLC be reclassified as a liability and the related preferred dividends are now classified as interest expense.

Las Vegas Sands, Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to EBITDA and Adjusted Property EBITDAR

	Three Months Ended June 30, 2004

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR

Venetian Resort &
Grand Canal Shops	$484,278	$14,034	$(419,874)	$78,438	$–	$2,894	$2,140	$83,472

United Kingdom	(2,281)	–	–	(2,281)	2,281	–	–	–

Sands Macau	11,252	2,047	–	13,299	8,447	551	98	22,395

	$493,249	$16,081	$(419,874)	$89,456	$10,728	$3,445	$2,238	$105,867

	Three Months Ended June 30, 2003

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR

Venetian Resort &
Grand Canal Shops	$44,391	$11,251	$–	$55,642	$1,127	$2,188	$2,524	$61,481

Sands Macau	(1,891)	–	–	(1,891)	1,891	–	–	$–

	$42,500	$11,251	$–	$53,751	$3,018	$2,188	$2,524	$61,481

	Six Months Ended June 30, 2004

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR

Venetian Resort &
Grand Canal Shops	$567,405	$28,752	$(419,874)	$176,283	$965	$5,554	$4,591	$187,393

United Kingdom	(2,762)	–	–	(2,762)	2,762	–	–	–

Sands Macau	4,257	2,110	–	6,367	15,380	551	98	22,396

	$568,900	$30,862	$(419,874)	$179,888	$19,107	$6,105	$4,689	$209,789

	Six Months Ended June 30, 2003

	Operating Income (Loss)	Depreciation and Amortization	Gain on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR

Venetian Resort &
Grand Canal Shops	$92,132	$21,988	$–	$114,120	$1,126	$4,789	$5,067	$125,102

Sands Macau	(3,719)	–	–	(3,719)	3,719	–	–	–

	$88,413	$21,988	$–	$110,401	$4,845	$4,789	$5,067	$125,102

Las Vegas Sands, Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net Income	$454,563	$9,577	$492,367	$22,597
Add (Deduct):
Interest Expense on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	7,150	6,364	14,300	12,727
Other income (expense)	–	(259)	9	(819)
Interest income	(539)	(378)	(897)	(824)
Interest expense	30,704	27,196	61,750	54,732
Loss on early retirement of debt	1,371	–	1,371	–
Gain on disposition of assets	(419,874)	–	(419,874)	–
Depreciation and amortization	16,081	11,251	30,862	21,988

EBITDA	89,456	53,751	179,888	110,401

Add:
Rental expense	2,238	2,524	4,689	5,067
Pre-opening and developmental expense	10,728	3,018	19,107	4,845
Corporate expense	3,445	2,188	6,105	4,789

Adjusted Property EBITDAR	$105,867	$61,481	$209,789	$125,102

Las Vegas Sands, Inc.
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Total Adjusted Property EBITDAR(1):	$105,867	$61,481	$209,789	$125,102

Room Statistics for the Venetian:
Occupancy %	98.8%	97.9%	98.8%	97.7%
Average Daily Room Rate (ADR)(2)	$221	$206	$228	$211
Revenue per available room (REVPAR)(3)	$218	$202	$225	$207

Other information:
Venetian:
Table games drop per unit per day	$17,725	$17,173	$19,793	$18,144
Slot Machine handle per unit per day	$2,865	$2,497	$2,757	$2,486
Average number of table games	138	127	134	128
Average number of slot machines	2,000	1,992	2,001	2,005

Macao:
Table games drop per unit per day	$32,183	$–	$32,183	$–
Slot Machine handle per unit per day	$1,788	$–	$1,788	$–
Average number of table games	277	–	277	–
Average number of slot machines	460	–	460	–

(1)	Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening and developmental expenses, the gain on the sale of the Grand Canal Shops and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.
(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.
(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.